MADISON SQUARE GARDEN SPORTS CORP. REPORTS
FISCAL 2021 FIRST QUARTER RESULTS

Company completes $600 million debt refinancing and extends its maturity schedule

NEW YORK, N.Y., November 9, 2020 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal first quarter ended September 30, 2020.
Results for the fiscal 2021 first quarter reflect the impact of the COVID-19 pandemic. After suspending the 2019-20 seasons in March 2020, the NHL and NBA subsequently resumed play during the summer and successfully completed their postseasons in September and October 2020, respectively. While the New York Knicks (the "Knicks") were not part of the NBA’s re-start in Orlando, the New York Rangers (the "Rangers") were part of the NHL’s return, participating in the Stanley Cup Qualifiers. The Company's fiscal 2021 first quarter financial results include the recognition of the remaining balance of national media right fees related to the 2019-20 NBA and NHL seasons.
For the fiscal 2021 first quarter, the Company generated revenues of $57.0 million, an increase of $7.2 million, or 14%, as compared to the prior year period. In addition, the Company reported an operating loss of $27.4 million, an improvement of $31.9 million, or 54%, and an adjusted operating loss of $17.8 million, an improvement of $22.9 million, or 56%, both as compared to the prior year period.(1)(2)
In addition, the Company recently completed a $600 million debt refinancing, enhancing its financial flexibility through an extended maturity schedule and an increase in borrowing capacity. The Company’s new and amended longer-term credit facilities deliver a $250 million expansion in available borrowing capacity, replacing $215 million in short-term credit facilities that have been terminated.
Madison Square Garden Sports Corp. President and CEO Andrew Lustgarten said, “We look forward to the start of the 2020-21 NBA and NHL seasons and are excited about the future, which includes new leadership for the Knicks and the addition of the number one overall draft pick for the Rangers. As we continue to navigate through this period of uncertainty, we have recently taken steps to strengthen our balance sheet and remain confident that we are uniquely positioned to create long-term value for our shareholders.”

Results from Operations
Results for the quarters ended September 30, 2020 and 2019 are as follows:

	Three Months Ended
	September 30,		Change
$ millions	2020	2019	$	%
Revenues	$57.0	$49.9	$7.2	14%
Operating loss	$(27.4)	$(59.3)	$31.9	54%
Adjusted operating loss	$(17.8)	$(40.6)	$22.9	56%
Note: Does not foot due to rounding
(1)For the three months ended September 30, 2019, the reported financial results of the Company reflect the results of the MSG Entertainment business segment and the sports booking business, previously owned and operated by the Company through its MSG Sports business segment, as discontinued operations. In addition, results from continuing operations for the same period include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company for the three months ended September 30, 2020 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.
(2)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Continuing Operations
Fiscal 2021 first quarter revenues of $57.0 million increased $7.2 million, or 14%, as compared to the prior year period, primarily driven by an increase in league distribution revenues and, to a lesser extent, local media rights fees from MSG Networks. This increase was offset by lower sponsorship and signage revenues and the absence of suite license fee revenue, pre/regular season ticket-related revenues, and pre/regular season food, beverage and merchandise sales.
League distribution revenues increased $30.3 million as compared to the prior year period due to the recognition of the remainder of national media rights fees related to the 2019-20 NBA and NHL seasons in the current year period that otherwise would have been recognized during fiscal year 2020, partially offset by decreases in other league distributions.
Local media rights fees from MSG Networks increased $2.1 million as compared to the prior year period, primarily due to the recognition of local media rights fees associated with the Rangers' participation in the Stanley Cup Qualifiers.
Suite license fee revenue decreased $14.0 million and sponsorship and signage revenues decreased $2.9 million, both as compared to the prior year period, primarily due to the spin-off of MSG Entertainment, which impacted the comparability of results on a year-over-year basis.(3) In addition, the revenue decreases reflect the absence of Rangers preseason home games in the current year quarter due to the impact of COVID-19, compared to three games in the prior year period.
Pre/regular season ticket-related revenue and food, beverage and merchandise sales decreased $7.6 million as compared to the prior year period, primarily due to the absence of Rangers preseason home games in the current year quarter.
Direct operating expenses of $39.8 million increased $21.4 million, or 116%, as compared with the prior year period. During the fiscal 2021 first quarter, the Company recognized a portion of player compensation expense related to the 2019-20 NBA season and revenue sharing expense (net of escrow) related to the 2019-20 NBA and NHL seasons that otherwise would have been recognized during fiscal year 2020. As a result, team compensation increased $13.4 million and net provisions for league revenue sharing expense (net of escrow) increased $11.6 million, both as compared to the prior year period. These increases were partially offset by expenses that did not meet the criteria for inclusion in discontinued operations in the prior year period.(1)
Selling, general and administrative expenses of $43.0 million decreased $42.9 million, or 50%, as compared to the prior year period. This was primarily due to lower corporate overhead costs, which in the prior year period included certain corporate expenses that the Company has not incurred since the spin-off of MSG Entertainment and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations.(1) This decrease was partially offset by an increase in employee compensation and related benefits, primarily as a result of $1.6 million in restructuring charges, and fees related to the Company's sponsorship sales and service representation agreements with MSG Entertainment.
Operating loss of $27.4 million improved $31.9 million, or 54%, and adjusted operating loss of $17.8 million improved $22.9 million, or 56%. This primarily reflects the decrease in selling, general and administrative expenses and, to a lesser extent, higher revenues, partially offset by higher direct operating expenses.

Other Matters
On November 9, 2020, the Company announced that the Knicks and Rangers amended and extended their existing senior secured revolving credit facilities.
The Knicks increased the availability under their existing $200 million senior secured revolving credit facility by $75 million to $275 million and extended the maturity to November 2023.
In addition, the Knicks entered into a $75 million unsecured revolving credit facility at Knicks Holdings, LLC ("Knicks Holdings"), the parent of the operating company that owns the Knicks. This revolver also matures in November 2023.
The Rangers increased the availability under their existing $150 million senior secured revolving credit facility by $100 million to $250 million and also extended the facility's maturity to November 2023.
(3)Prior to the spin-off of MSG Entertainment, suite license fee revenue and interior and exterior signage and sponsorship rights at Madison Square Garden ("The Garden") that were not specific to the Company's teams or entertainment events were allocated between the Company’s MSG Sports and MSG Entertainment business segments and were recognized over the fiscal year based on the total number of events held at The Garden during the fiscal year. Following the spin-off, the Company recognizes suite license fee revenue and interior signage and sponsorship rights at The Garden as home games are played by the Knicks and Rangers at The Garden. Pursuant to the Arena License Agreements, the Company’s aggregate share of suite license fees is now 67.5%, as compared to a higher percentage allocated to the Knicks and Rangers prior to the spin-off. In addition, pursuant to the Arena License Agreements, the Company no longer recognizes revenue related to exterior signage at The Garden.

As part of the refinancing, the Knicks’ $15 million unsecured revolving credit facility and the $200 million in Knicks and Rangers delayed draw term loans with MSG Entertainment were terminated. These facilities were short-term and set to mature in September and October 2021, respectively.
Pro forma for the refinancing and the new Knicks Holdings revolver, as of September 30, 2020, the Company had $273.5 million of liquidity, comprised of the following components:
•$23.5 million of cash and cash equivalents;
•$75 million in borrowing capacity under the Knicks senior secured revolving credit facility;
•$100 million in borrowing capacity under the Rangers senior secured revolving credit facility; and
•$75 million available under the Knicks Holdings unsecured revolving credit facility.
Cash and cash equivalents decreased from $77.9 million as of June 30, 2020 to $23.5 million as of September 30, 2020, primarily reflecting the impact of compensation-related payments. This included significant amounts related to player and corporate personnel that typically occur in the fiscal first quarter and not during the balance of the year. These payments were partially offset by local media rights fees and advance season ticket sales, both related to the 2020-21 NBA and NHL seasons, along with escrow recoveries related to the 2019-20 NHL season.
As of September 30, 2020, total debt outstanding was $350 million. In addition, the Company's current deferred revenue obligations were approximately $138.0 million, the significant majority of which is related to the 2020-21 NBA and NHL seasons. The overall balance is primarily comprised of tickets, local media rights, suites and sponsorships, which will be addressed through games played and, to the extent necessary, through make-goods, credits and/or refunds.

About Madison Square Garden Sports Corp.
Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers – the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) deferred rent expense under the arena license agreements with MSG Entertainment, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) gains or losses on sales or dispositions of businesses, and (vi) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the arena license agreements and resulting magnitude of the difference in deferred rent expense and the cash rent payments, the exclusion of deferred rent expense provides investors with a clearer picture of the Company's operating performance.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2020	2019
Revenues	$57,038	$49,850
Direct operating expenses	39,786	18,419
Selling, general and administrative expenses	42,996	85,910
Depreciation and amortization	1,660	4,845
Operating loss	(27,404)	(59,324)
Other income (expense):
Interest income	—	293
Interest expense	(1,989)	(577)
Miscellaneous expense, net	(120)	(86)
Loss from continuing operations before income taxes	(29,513)	(59,694)
Income tax benefit	498	19,503
Loss from continuing operations	(29,015)	(40,191)
Loss from discontinued operations, net of taxes	—	(40,475)
Net loss	(29,015)	(80,666)
Less: Net loss attributable to nonredeemable noncontrolling interests from continuing operations	(598)	(450)
Less: Net loss attributable to redeemable noncontrolling interests from discontinued operations	—	(163)
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(72)
Net loss attributable to Madison Square Garden Sports Corp.’s stockholders	$(28,417)	$(79,981)

Basic
Continuing operations	$(1.18)	$(1.67)
Discontinued operations	—	(1.69)
Basic loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(1.18)	$(3.36)

Diluted
Continuing operations	$(1.18)	$(1.67)
Discontinued operations	—	(1.69)
Diluted loss per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(1.18)	$(3.36)

Basic weighted-average number of common shares outstanding	24,062	23,827
Diluted weighted-average number of common shares outstanding	24,062	23,827

MADISON SQUARE GARDEN SPORTS CORP.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Company's employee stock plan and non-employee director plan in all periods.
•Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reduction in August 2020.
•Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to the CLG acquisition.

	Three Months Ended
	September 30,
	2020	2019
Operating loss	$(27,404)	$(59,324)
Share-based compensation	6,345	13,796
Depreciation and amortization (1)	1,660	4,845
Restructuring charges	1,644	—
Other purchase accounting adjustments	—	50
Adjusted operating loss	$(17,755)	$(40,633)
_________________

(1)Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2020	June 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$23,527	$77,852
Restricted cash	2,679	12,821
Accounts receivable, net	15,465	7,403
Net related party receivables	8,904	135
Prepaid expenses	35,618	20,634
Other current assets	9,907	9,433
Total current assets	96,100	128,278
Property and equipment, net of accumulated depreciation and amortization of $39,756 and $38,361 as of September 30, 2020 and June 30, 2020, respectively	38,281	39,597
Right-of-use lease assets	720,326	718,051
Amortizable intangible assets, net	2,489	2,754
Indefinite-lived intangible assets	112,144	112,144
Goodwill	226,955	226,955
Other assets	23,071	6,019
Total assets	$1,219,366	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.
CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except per share data)
(Unaudited)

	September 30, 2020	June 30, 2020
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,303	$2,301
Net related party payables	39,048	17,952
Accrued liabilities:
Employee related costs	49,764	71,451
Other accrued liabilities	45,533	33,071
Operating lease liabilities, current	38,789	39,131
Deferred revenue	138,007	126,348
Total current liabilities	312,444	290,254
Long-term debt	350,000	350,000
Operating lease liabilities, noncurrent	682,079	679,053
Defined benefit and other postretirement obligations	6,746	7,014
Other employee related costs	47,787	50,027
Deferred tax liabilities, net	57,223	57,721
Other liabilities	2,980	3,164
Total liabilities	1,459,259	1,437,233
Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,582 and 19,466 shares outstanding as of September 30, 2020 and June 30, 2020, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of September 30, 2020 and June 30, 2020	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of September 30, 2020 and June 30, 2020	—	—
Additional paid-in capital	—	5,940
Treasury stock, at cost, 866 and 982 shares as of September 30, 2020 and June 30, 2020, respectively	(147,605)	(167,431)
Accumulated deficit	(93,361)	(43,605)
Accumulated other comprehensive loss	(2,129)	(2,139)
Total Madison Square Garden Sports Corp. stockholders’ equity	(242,846)	(206,986)
Nonredeemable noncontrolling interests	2,953	3,551
Total equity	(239,893)	(203,435)
Total liabilities and equity	$1,219,366	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.
SELECTED CASH FLOW INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2020	2019(1)
Net cash used in operating activities	$(57,485)	$(34,234)
Net cash used in investing activities	(80)	(74,236)
Net cash used in financing activities	(6,902)	(23,946)
Effect of exchange rates on cash, cash equivalents and restricted cash	—	(1,950)
Net decrease in cash, cash equivalents and restricted cash	(64,467)	(134,366)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	90,673	25,836
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	1,092,065
Cash, cash equivalents and restricted cash at beginning of period	90,673	1,117,901
Cash, cash equivalents and restricted cash from continuing operations, end of period	26,206	22,937
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	960,598
Cash, cash equivalents and restricted cash at end of period	$26,206	$983,535

_________________

(1)As a result of the spin-off of MSG Entertainment, the results of the entertainment business previously owned and operated by the Company through its MSG Entertainment business segment and the sports booking business previously owned and operated by the Company through its MSG Sports business segment through the MSG Entertainment spin-off date, as well as transaction costs related to the MSG Entertainment spin-off, have been classified in the accompanying consolidated statement of operations for the three months ended September 30, 2019 as discontinued operations. As permitted under ASU 2014-08, the Company has elected not to adjust the consolidated statement of cash flows for the three months ended September 30, 2019 to exclude cash flows attributable to discontinued operations. The selected cash flow information for the three months ended September 30, 2019 includes results related to the MSG Entertainment business segment and the sports booking business previously owned and operated by the Company through its MSG Sports business segment through the MSG Entertainment spin-off date.